CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Index Trust, Inc. of our reports dated February 17, 2021, relating to the financial statements and financial highlights, which appear in T. Rowe Price Equity Index 500 Fund, T. Rowe Price Mid-Cap Index Fund, T. Rowe Price Small-Cap Index Fund, T. Rowe Price Total Equity Market Index Fund, and T. Rowe Price Extended Equity Market Index Fund’s (five of the funds constituting T. Rowe Price Index Trust, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2021